Exhibit 10.27

*** Where this marking appears throughout this Exhibit 10.54, information has been omitted pursuant to a request for confidential treatment and such information has been filed with the Securities and Exchange Commission separately.

FIFTH AMENDMENT
TO MASTER FACILITIES LEASE AGREEMENT

THIS FIFTH AMENDMENT TO MASTER FACILITIES LEASE AGREEMENT (this “Fifth Amendment”) is entered into on March 7, 2018 (the “Effective Date”) by and among BKEP Materials, L.L.C., a Texas limited liability company (“BKEP Materials”), BKEP Asphalt, L.L.C., L.L.C., a Texas limited liability company (“BKEP Asphalt”, and together with BKEP Materials, “Lessor”), and Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Lessee”). Lessor and Lessee are individually referred to herein as a “Party” and collectively as the “Parties”.

A.
Lessor and Lessee entered into that certain Master Facilities Lease Agreement dated November 11, 2010 (the “Master Lease”), with respect to Lessee’s use and lease of certain of Lessor’s asphalt facilities, including the asphalt facilities located on certain properties in Muskogee, Oklahoma (the “Removed Facilities”);

B.	Lessor and Lessee amended the Master Lease pursuant to that certain First Amendment to Master Facilities Lease Agreement dated November 30, 2011 (the “First Amendment”);

C.
The Parties entered into that certain Partial Lease Termination dated December 31, 2011, related to Lessee’s purchase of the Ennis, Texas Facility and the associated partial termination of the Master Lease solely with respect to the Ennis, Texas Facility (the “Partial Lease Termination No. 1”);

D.	Lessor and Lessee amended the Master Lease pursuant to that certain Second Amendment to Master Facilities Lease Agreement dated July 2, 2012 (the “Second Amendment”);

E.
The Parties entered into that certain Partial Lease Termination Agreement dated June 25, 2015, related to the Parties’ mutual desire to terminate the Master Lease solely with respect to the Reading, Pennsylvania Facility (the “Partial Lease Termination No. 2”);

F.
Lessor and Lessee amended the Master Lease pursuant to that certain Third Amendment to Master Facilities Lease Agreement dated October 5, 2016 (the “Third Amendment”) and that certain Partial Lease Termination dated October 5, 2016 (“Partial Lease Termination No. 3”);

G.
Lessor and Lessee amended the Master Lease pursuant to that certain Fourth Amendment to Master Facilities Lease Agreement dated November 1, 2016 (the “Fourth Amendment”) and that certain Partial Lease Termination dated November 1, 2016 (“Partial Lease Termination No. 4”);

H.
Concurrently with the execution of this Fifth Amendment, the parties are entering into that certain Partial Lease Termination No. 5 in order to terminate the Master Lease with respect to the Removed Facilities (the “Partial Lease Termination No. 5”), and together with Partial Lease Termination No. 1, Partial Lease Termination No. 2, Partial Lease Termination No. 3, and Partial Lease Termination No. 4, the “Lease Terminations); and

I.	The Parties now desire to amend the Master Lease in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and respective promises, conditions, terms, and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby agree as follows:

1.	Effective as of the Effective Date, Exhibit B of the Master Lease is hereby amended and replaced in its entirety with Exhibit B attached hereto.

2.
Except as otherwise stated in this Fifth Amendment, all terms and conditions of the Master Lease, as amended or otherwise modified by this Fifth Amendment and the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and Partial Lease Terminations, shall remain in full force and effect without change, and are hereby ratified by each of the Parties. Capitalized terms used but not defined in this Fifth Amendment shall have the meanings ascribed to them in the Master Lease. The Parties agree to cooperate with one another and to use their commercially reasonable efforts to effect, or cause to be effected, as the case may be, the transactions contemplated by this Fifth Amendment. Each of the Parties shall, at any time and from time to time after the date hereof, upon the request of any other Party, execute, acknowledge, and deliver all such further instruments or assurances as may be necessary, in the reasonable judgement of the requesting Party to carry out the provisions and intent of this Fifth Amendment.

3.
This Fifth Amendment may be executed by the Parties in separate counterparts and initially delivered by electronic transmission or otherwise, with all such counterparts together constituting one and the same instrument.

4.	This Fifth Amendment shall be governed by, construed and enforced under the laws of the State of Oklahoma without giving effect to its conflicts of laws principles.

[Signatures on next page.]

This Fifth Amendment has been executed by the authorized representatives of each Party as indicated below to be effective as of the Effective Date.

LESSOR:

BKEP MATERIALS, L.L.C.

By:	/s/ Jeffery Speer
Jeffery Speer
Chief Operating Officer

BKEP ASPHALT, L.L.C.

By:	/s/ Jeffery Speer
Jeffery Speer
Chief Operating Officer

LESSEE:

ERGON ASPHALT & EMULSIONS, INC.

By:	/s/ J. Baxter Burns, II
J. Baxter Burns, II
President

EXHIBIT B
FEES

Base Rental Fee:
With respect to each Facility under this Agreement, Lessee shall pay to Lessor a monthly base rental fee (the “Base Rental Fee”) equal to the base rental fee specified in the applicable 2009 Agreement for such Facility, as escalated as of January 1, 2016. The Base Rental Fee for all Facilities shall be payable in advance on or before the first day of each month, commencing on November 1, 2016 and shall be prorated for any partial month during the Term.

In addition to the Base Rental Fee, Lessee shall pay to Lessor an amount equal to Property Taxes and Insurance Premiums (as hereafter defined) attributable to the Leased Premises. Lessee shall pay Property Taxes on a monthly basis with each monthly payment equal to 1/12 of the prior year’s Property Taxes for each Facility. After Property Taxes for the current year are paid, Lessee or Lessor, as applicable, will pay the other Party an amount equal to the difference of the actual Property Taxes paid for such year and the aggregate monthly payments that have been made by Lessee for such year. Lessor shall provide reasonable backup documentation of Property Taxes and Insurance Premiums. For purposes of this Exhibit B, “Insurance Premiums” shall mean premiums payable by Lessor for the property insurance which Lessor is required to carry pursuant to Section 11.6 hereof. Insurance Premiums will be invoiced on an annual basis. Lessee shall pay all such invoiced amounts for Property Taxes and Insurance Premiums within ten (10) days of the date of the applicable invoice.

Excess Throughput Charge:

With respect to the Facilities under this Agreement and the facilities under the Master Sublease Agreement (the “Cumulative Facilities”), Lessee shall also pay to Lessor an excess throughput charge (the “Excess Throughput Charge”) equal to the product of the Excess Throughput Fee and the Excess Throughput Quantity for the Cumulative Facilities. For purposes hereof, the “Excess Throughput Fee” shall be equal to the excess throughput fee specified in the applicable 2009 Agreement for the Cumulative Facilities, as escalated, as of January 1, 2016, and the “Excess Throughput Quantity” shall be equal to the positive difference between the quantity of asphalt product which is handled, produced, sold or delivered from the Cumulative Facilities in a Contract Year and *** tons (the “Threshold Quantity”). The Excess Throughput Charge shall be computed monthly (starting from the first day of each Contract Year) and Lessee shall pay Lessor an amount equal to the Excess Throughput Charge less an amount equal to the cumulative sum of all Excess Throughput Charges already paid by Lessee to Lessor during such Contract Year. The Excess Throughput Charge shall be due on or before the thirtieth (30th) day following the end of each month for which the cumulative quantity of all asphalt products handled, produced, sold or delivered exceeds the Threshold Quantity. For the avoidance of doubt, the cumulative quantity of all asphalt products handled, produced, sold or delivered shall include the total quantity of all asphalt products delivered from the Cumulative Facilities, including (i) volumes transferred from one Facility to another and (ii) 100% of the quantity of all emulsion products without reduction of any kind. Excess Throughput Charges shall be subject to audit by Lessor.

Lessee shall also pay to Lessor an additional throughput incentive charge (the “Incentive Throughput Charge”) equal to the product of the applicable Incentive Throughput Factor and the aggregate annual Base Rental Fee for the Cumulative Facilities. For purposes hereof, the “Incentive Throughput Factor” shall be: (a) 3% if the Excess Throughput Quantity is less than or equal to *** tons; (b) ***% if the Excess Throughput Quantity is greater than *** tons but less than *** tons; or (c) *% if the Excess

Throughput Quantity is *** tons or greater. The Incentive Throughput Charge shall be computed annually and shall be paid within sixty (60) days of the end of each Contract Year.

For purposes of this Agreement, “Contract Year” means a period of 365 consecutive days commencing on January 1, 2016 and each successive period of 365 consecutive days during the Term of this Agreement with the exception of any Contract Year in which February has 29 days when the period will be 366 consecutive days.

Utilities and Taxes:
Lessee is solely responsible for all utilities relating to the Facilities and any associated deposits and all such utilities shall be in Lessee’s name. Lessee will directly pay when due the actual cost of the utilities used at the Facilities. Lessee shall be solely responsible for all costs of storing and manufacturing asphalt products at the Facilities.

Lessee shall be responsible for, and shall indemnify and hold Lessor harmless from and against, all taxes, including but not limited to sales, use, personal property and income (Lessee’s) taxes generated from or otherwise related to Lessee’s use of the Facilities.

Adjustments:
The Base Rental Fee will be escalated January 1, 2017 and every January 1st thereafter by the percentage change, if any, in the Consumer Price Index - All Urban Consumers - all items less food and energy (U.S. city average base 1982-84 = 100) (“CPI”), as published by the Bureau of Labor Statistics of the United States Department of Labor, for the last two calendar years for which data is available based on the average of the monthly CPI data for November to October of the most current year available compared to the same months of the prior year. The Excess Throughput Fee will be escalated January 1, 2017 and every January 1st thereafter by the percentage change, if any, in the above noted Consumer Price Index. For the avoidance of doubt, the Incentive Throughput Factor percentages shall not be escalated. In no event shall any of the fees de-escalate.